UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

Arco Platform Limited
(Name of Issuer)

Class A common shares, par value US$0.00005 per share
(Title of Class of Securities)

G04553106
(CUSIP Number)

December 31, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G04553106	SCHEDULE 13G	Page 2 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G04553106	SCHEDULE 13G	Page 3 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 4 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Arco (Bermuda), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 5 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP (Bermuda) Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. G04553106	SCHEDULE 13G	Page 6 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 97A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 7 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 97B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 8 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 97C, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 9 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 97D, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 10 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 97E, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 11 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 97F, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 12 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 97G, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 13 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 97H, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 14 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 97I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 15 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 97J, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 16 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G04553106	SCHEDULE 13G	Page 17 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G04553106	SCHEDULE 13G	Page 18 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G04553106	SCHEDULE 13G	Page 19 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 20 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAPCO Management GmbH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. G04553106	SCHEDULE 13G	Page 21 of 31

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAPCO GmbH & Co. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,725,235
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,725,235
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,725,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G04553106	SCHEDULE 13G	Page 22 of 31

Item 1.	(a)	NAME OF ISSUER

Arco Platform Limited (the “Company”).

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

Rua Elvira Ferraz 250, Sala 716, Vila Olimpia, Sao Paulo – SP, 04552-040, Brazil

Item 2.	(a)	NAMES OF PERSONS FILING

This Statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”):

(i)	General Atlantic LLC (“GA LLC”);

(ii)	General Atlantic Arco (Bermuda), L.P. (“GA Arco”);

(iii)	General Atlantic Partners 97A, L.P. (“GAP 97A”);

(iv)	General Atlantic Partners 97B, L.P. (“GAP 97B”);

(v)	General Atlantic Partners 97C, L.P. (“GAP 97C”);

(vi)	General Atlantic Partners 97D, L.P. (“GAP 97D);

(vii)	General Atlantic Partners 97E, L.P. (“GAP 97E”);

(viii)	General Atlantic Partners 97F, L.P. (“GAP 97F”);

(ix)	General Atlantic Partners 97G, L.P. (“GAP 97G”);

(x)	General Atlantic Partners 97H, L.P. (“GAP 97H”);

(xi)	General Atlantic Partners 97I, L.P. (“GAP 97I”);

(xii)	General Atlantic Partners 97J, L.P. (“GAP 97J”);

(xiii)	General Atlantic GenPar, L.P. (“GenPar”);

(xiv)	GAP (Bermuda) Limited (“GAP (Bermuda) Limited”);

(xv)	GAP Coinvestments III, LLC (“GAPCO III”);

(xvi)	GAP Coinvestments IV, LLC (“GAPCO IV”);

(xvii)	GAP Coinvestments V, LLC (“GAPCO V”);

(xviii)	GAP Coinvestments CDA, L.P. (“GAPCO CDA”).

(xix)	GAPCO Management GmbH (“GmbH”); and

(xx)	GAPCO GmbH & Co. KG (“KG”).

GAP 97A, GAP 97B, GAP 97C, GAP 97D, GAP 97E, GAP 97F, GAP 97G, GAP 97H, GAP 97I and GAP 97J are collectively referred to as the “GA Funds.” GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA and KG are collectively referred to as the “Sponsor Coinvestment Funds.”

CUSIP No. G04553106	SCHEDULE 13G	Page 23 of 31

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The principal address of each of the Reporting Persons (other than GmbH and KG) is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 32nd Floor, New York, NY 10055. The principal address of GmbH and KG is c/o General Atlantic GmbH, Maximilianstrasse 35b, 80539 Munich, Germany.

(c)	CITIZENSHIP

(i)	GA LLC – Delaware

(ii)	GA Arco – Bermuda

(iii)	GAP 97A – Delaware

(iv)	GAP 97B – Delaware

(v)	GAP 97C – Delaware

(vi)	GAP 97D – Delaware

(vii)	GAP 97E – Delaware

(viii)	GAP 97F – Delaware

(ix)	GAP 97G – Delaware

(x)	GAP 97H – Delaware

(xi)	GAP 97I – Delaware

(xii)	GAP 97J – Delaware

(xiii)	GenPar – Delaware

(xiv)	GAP (Bermuda) Limited – Bermuda

(xv)	GAPCO III – Delaware

(xvi)	GAPCO IV – Delaware

(xvii)	GAPCO V – Delaware

(xviii)	GAPCO CDA – Delaware

(xix)	GmbH – Germany

(xx)	KG – Germany

(d)	TITLE OF CLASS OF SECURITIES

Class A Common Shares, par value US$0.00005 per share (the “Class A Common shares”)

(e)	CUSIP NUMBER

G04553106

CUSIP No. G04553106	SCHEDULE 13G	Page 24 of 31

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

Item 4.	OWNERSHIP.

As of December 31, 2018, the Reporting Persons owned the following number of the Company’s Class A common shares:

(i)	GA LLC owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(ii)	GA Arco owned of record 9,725,235 Class A common shares or 43.0% of the issued and outstanding Class A common shares

(iii)	GAP 97A owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(iv)	GAP 97B owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(v)	GAP 97C owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(vi)	GAP 97D owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(vii)	GAP 97E owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(viii)	GAP 97F owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(ix)	GAP 97G owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(x)	GAP 97H owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xi)	GAP 97I owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xii)	GAP 97J owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xiii)	GenPar owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

CUSIP No. G04553106	SCHEDULE 13G	Page 25 of 31

(xiv)	GAP (Bermuda) Limited owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xv)	GAPCO III owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xvi)	GAPCO IV owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xvii)	GAPCO V owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xviii)	GAPCO CDA owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xix)	GmbH owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xx)	KG owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

The GA Funds and the Sponsor Coinvestment Funds share beneficial ownership of the Class A common shares held of record by GA Arco. The general partner of GA Arco is GAP (Bermuda) Limited. The general partner of the GA Funds is GenPar. The general partner of GenPar is GA LLC.  GA LLC is the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. Each of GAP 97A, GAP 97B, GAP 97C, GAP 97D, GAP 97E, GAP 97F, GAP 97G, GAP 97H and GAP 97I is the sole member of General Atlantic SAS A, LLC, General Atlantic SAS B, LLC, General Atlantic SAS C, LLC, General Atlantic SAS D, LLC, General Atlantic SAS E, LLC, General Atlantic SAS F, LLC, General Atlantic SAS G, LLC, General Atlantic SAS H, LLC, General Atlantic SAS I, LLC, General Atlantic SAS J, LLC, respectively, all of which are limited liability companies.  Each such limited liability company is a limited partner of GA Arco.  In addition, the Sponsor Coinvestment Funds are members of GA Latin America Coinvestments, LLC.  GA Latin America Coinvestments, LLC is also a limited partner of GA Arco.  There are 29 managing directors of GA LLC (the “GA Managing Directors”).  The general partner of KG is GmbH and the GA Managing Directors control the investment and voting decisions of GmbH.  The GA Managing Directors are also the directors and voting shareholders of GAP (Bermuda) Limited. By virtue of the foregoing, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the shares that each owns of record. Each of the GA Managing Directors disclaims ownership of the Class A common shares except to the extent he or she has a pecuniary interest therein. The name, the business address and the citizenship of each of the GA Managing Directors as of the date hereof is attached hereto as Schedule A and is hereby incorporated by reference.
Amount Beneficially Owned:
By virtue of the relationship described above, each of the Reporting Persons may be deemed to beneficially own 9,725,235 Class A common shares.

Percentage Owned:

All calculations of percentage ownership herein are based on an aggregate of 22,602,737 Class A shares reported to be outstanding in the Company’s Form 6-K filed with the Securities and Exchange Commission on November 28, 2018.

Number of Shares as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:

(i)
Each of the Reporting Persons may be deemed to have the sole power to direct the voting and dispositions of the Class A common shares as indicated on such Reporting Person’s cover page included herein.

(ii)	Each of the Reporting Persons may be deemed to share the power to direct the voting and dispositions of the 9,725,235 Class A common shares that may be deemed to be owned beneficially by each of them.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

CUSIP No. G04553106	SCHEDULE 13G	Page 26 of 31

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 4, which states the identity of the members of the group filing this Schedule 13G.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

CUSIP No. G04553106	SCHEDULE 13G	Page 27 of 31

Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. G04553106	SCHEDULE 13G	Page 28 of 31

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2019

GENERAL ATLANTIC LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC ARCO (BERMUDA), L.P.

By:	GAP (Bermuda) Limited, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Vice President

GAP (BERMUDA) LIMITED

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Vice President

GENERAL ATLANTIC PARTNERS, 97A, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97B, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97C, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

CUSIP No. G04553106	SCHEDULE 13G	Page 29 of 31

GENERAL ATLANTIC PARTNERS, 97D, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97E, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97F, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97G, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97H, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97I, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97J, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

CUSIP No. G04553106	SCHEDULE 13G	Page 30 of 31

GAP COINVESTMENTS III, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	General Atlantic LLC., its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

CUSIP No. G04553106	SCHEDULE 13G	Page 31 of 31

GAPCO MANAGEMENT GMBH

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO Management GmbH,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

SCHEDULE A

GA Managing Directors (as of the date hereof)

Name	Business Address	Citizenship
William E. Ford (Chief Executive Officer)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
J. Frank Brown (Chief Operating Officer)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Thomas J. Murphy (Chief Financial Officer)	600 Steamboat Road Greenwich, Connecticut 06830	United States
Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	France
Chris Caulkin	23 Savile Row London W1S 2ET United Kingdom	United States
Andrew Crawford	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Alex Crisses	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Steven A. Denning (Chairman)	600 Steamboat Road Greenwich, Connecticut 06830	United States
Michelle Dipp	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Roni Elchahal	23 Savile Row London W1S 2ET United Kingdom	United States
Martin Escobari	55 East 52nd Street 33rd Floor New York, New York 10055	Bolivia and Brazil
Pamela Fang	Suite 5704 - 5706, 57F Two IFC, 8 Finance Street Central, Hong Kong, China	United States
Andrew Ferrer	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Wai Hoong Fock	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	Singapore

Name	Business Address	Citizenship
Aaron Goldman	23 Savile Row London W1S 2ET United Kingdom	United States
David C. Hodgson (Vice Chairman)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Christopher G. Lanning	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Anton J. Levy	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Peter Munzig	228 Hamilton Avenue Palo Alto, CA 94301	United States
Sandeep Naik	Level 19, Birla Aurora Dr. Annie Besant Road Worli, Mumbai 400 030 India	United States
Joern Nikolay	Maximilianstrasse 35b 80539 Munich Germany	Germany

Name	Business Address	Citizenship
Shantanu Rastogi	Level 19, Birla Aurora Dr. Annie Besant Road Worli Mumbai 400 030 India	India
David A. Rosenstein	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Ashish Saboo
General Atlantic Singapore Fund Management Pte. Ltd. (Representative Office)
Unit # 2817, 28th Floor,
DBS Bank Tower,
Ciputra World One,
Jl Prof. Dr. Satrio Kav. 3-5,
Kel. Karet Kuningan, Kec. Setiabudi,
Jakarta Selatan 12940, Indonesia
India
Paul Stamas	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Tanzeen Syed	55 East 52nd Street 33rd Floor New York, New York 10055	United States and Bangladesh
Graves Tompkins	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Robbert Vorhoff	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Chi Eric Zhang	Unit 2707 Tower S2 Bund Finance Centre No. 600 Zhongshan Dong Er Road Huangpu District Shanghai, 200010 China	Hong Kong SAR

EXHIBIT 1

 JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated as of February 14, 2019

GENERAL ATLANTIC LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC ARCO (BERMUDA), L.P.

By:	GAP (Bermuda) Limited, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Vice President

GAP (BERMUDA) LIMITED

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Vice President

GENERAL ATLANTIC PARTNERS, 97A, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97B, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97C, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97D, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97E, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97F, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97G, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97H, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97I, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 97J, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	General Atlantic LLC., its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO MANAGEMENT GMBH

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO Management GmbH,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director